EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Neothetics, Inc. for the registration of up to $175,000,000 in aggregate principal amount of Neothetics Inc.’s common stock, preferred stock, debt securities, warrants, or units and to the incorporation by reference therein of our report dated March 26, 2015, with respect to the financial statements of Neothetics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 30, 2015